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Set forth below are the subsidiaries of the Registrant:

GateField G.m.b.H.
Bahnhofstrasse 19a
85737 Ismaning
Germany

GateField Japan KK
Toshin 24 Shin-Yokohama Bldg. B-8F
2-3-8, Shin Yokohama, Kohoku-ku
Yokohama, 222 Japan